SUB-ITEM77D(g)



                  POLICIES WITH RESPECT TO SECURITY INVESTMENTS

                          AIM VARIABLE INSURANCE FUNDS

Effective May 15, 2002, AIM V.I. Dent Demographic Trends Fund (the "Fund") may invest up to 10% of its total assets in securities of companies domiciled in developing countries.